Exhibit 99.1

For Immediate Release:	November 16, 2011

Home BancShares, Inc. and Centennial Bank Announce Agreement to

Acquire Vision Bank Branch Locations

Conway, AR – Centennial Bank, a wholly-owned subsidiary of Home BancShares, Inc. (NASDAQ GS: HOMB), announced today the signing of a definitive agreement to acquire all of the banking locations of Vision Bank (“Vision”), a wholly-owned subsidiary of the publicly traded Park National Corporation (“Park”), ticker symbol PRK. Vision’s main office is located in Panama City, Florida. This is a strategic expansion for Home BancShares and Centennial Bank by acquiring 17 convenient bank locations in the Gulf Coast communities of Baldwin County, Alabama, and the Florida Panhandle.

Centennial Bank plans to purchase only the banking locations, along with the majority of the performing loans and related other assets. Substantially all of the deposits and related other liabilities will also be assumed by Centennial. Vision will retain the remaining performing loans, along with all non-performing loans and other real estate owned at closing. Centennial expects to obtain performing loans of approximately $378.6 million and approximately $535.0 million of deposits.

“We are excited about this opportunity to merge our banking services with the Vision management team. It will be a new beginning for the Vision bankers and directors working without the burden of problem assets” said John W. Allison, Chairman of Home BancShares. “This combination is an ideal fit because it expands our footprint into Alabama as well as increases our current presence in the Florida Panhandle. We believe the complementary strengths of Centennial and the Vision team create a prominent, dynamic financial institution with experienced local leadership and talented associates who are ready to serve our valued customers and communities from Baldwin County, Alabama, to Tallahassee, Florida,” Allison emphasized. Vision Bank Chairman Joey W. Ginn said, “We are equally excited about the opportunities this provides our customers and employees. Partnering with Centennial enhances our service capabilities and allows us to preserve our focus on high-quality community banking.”

As of the acquisition date, the Vision branch locations will become branch locations of Centennial Bank, a subsidiary of Home BancShares, Inc. The acquisition is conditioned upon regulatory approvals and other customary conditions. The acquisition is expected to be effective in early 2012.

Until Centennial Bank and Vision Bank convert to a single operating system, which is anticipated to occur in April 2012, Centennial and Vision customers should continue to do business at their current Centennial or Vision branches. Customers of both banks, however, will be able to use Centennial and Vision ATMs free of charge in the near future. “It is business as usual at all Centennial and Vision branches, with the immediate benefit of access to ATMs across three states for customers of both banks,” added Randy Sims, Chief Executive Officer of Home BancShares and Centennial Bank. “We look forward to welcoming Vision Bank’s customers to the Centennial family. We have a long tradition of a community-bank approach in all our market locations – personally serving our customers, professionally serving their banking needs, and being a good corporate neighbor in the communities we serve, just as Vision has done.”

Additional information regarding the acquisition is provided in a supplemental presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Not including the acquisition, Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida, and the Florida Panhandle. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, estimates regarding impairment charges, the ability to recover some portion of the impaired indebtedness and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT

Home BancShares, Inc.	Centennial Bank

Randy Mayor	Tracy M. French

Chief Financial Officer	Florida Regional President

(501) 328-4657	(501) 605-2936